EXHIBIT A

AMENDMENT NO. 2

TO THE AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT

This Amendment No. 2 (the “Amendment”) to the Amended and Restated Operating Expenses Limitation Agreement, dated August 18, 2015 (the “Agreement”), by and between Bridge Builder Trust (the “Trust”), with respect to each of the funds listed on Schedule A of the Agreement (each a “Fund” and, collectively, the “Funds”), and the investment adviser of the Funds, Olive Street Investment Advisers, LLC (the “Adviser”), is entered into and effective as of February 24, 2021. All capitalized terms used, but not defined, herein shall have the meanings given to them in the Agreement.

WITNESSETH:

WHEREAS, the Adviser and the Trust, on behalf of each Fund, have entered into the Agreement whereby the Adviser agreed to waive fees and pay Fund expenses to the extent necessary to limit the Funds’ Operating Expenses pursuant to the terms and provisions of the Agreement;

WHEREAS, pursuant to Section 3(a) of the Agreement, the Adviser may recoup fees waived or expenses paid in any fiscal year of a Fund over the following three fiscal years, if the terms and conditions set forth in Section 3(a) are satisfied;

WHEREAS, the Adviser and the Trust, on behalf of each Fund, desire to revise Section 3(a) to provide that the Adviser may recoup fees waived or expenses paid in the thirty-six (36) month period following such fee waiver and/or expense payment, if the terms and conditions set forth in Section 3(a) are satisfied;

WHEREAS, pursuant to Section 6 of the Agreement, the Agreement may be amended only by a written instrument signed by all parties to the Agreement and the consent of the Board of Trustees of the Trust; and

WHEREAS, the Board of Trustees of the Trust has approved the revisions set forth below in this Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

1.	Section 3(a) of the Agreement is revised by replacing the section in its entirety with the following:

a.

Any reductions made by the Adviser in its fees or payment of expenses which are a Fund’s obligation are subject to reimbursement by a Fund to the Adviser, if so requested by the Adviser, in the thirty six (36) month period following such fee waiver and/or expense payment, if the aggregate amount actually paid by a Fund toward the Operating Expenses, as accrued each month(taking into account the reimbursement), does not exceed the Annual Limit on a Fund’s Operating Expenses accrued for such month (i) at the time of the fee waiver and/or expense payment and (ii) at the time of the reimbursement. Any such reimbursement is also contingent upon the Trust’s Board of Trustees review at time the reimbursement is made. Such reimbursement may not be paid prior to a Fund’s payment of current ordinary operating expenses.

2.	Amendments. Except as specifically amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.

3.	Captions. The captions in this Amendment are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

4.

Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Amendment may be communicated by electronic transmission (which shall include facsimile or email) and shall be binding on the parties so transmitting their signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year written above.

BRIDGE BUILDER TRUST		OLIVE STREET INVESTMENT
on behalf of the series listed on Schedule A hereto		ADVISERS, LLC

By:	/s/ Julius A.Drelick III	By:	/s/ Thomas C. Kersting
Name:	Julius A. Drelick, III	Name:	Thomas C. Kersting
Title:	President	Title:	President

Signature Page to Amendment No. 2 to the

Amended and Restated Operating Expenses Limitation Agreement

Schedule A

Series of Bridge Builder Trust

Bridge Builder Core Bond Fund

Bridge Builder Core Plus Bond Fund

Bridge Builder Municipal Bond Fund

Bridge Builder Large Cap Growth Fund

Bridge Builder Large Cap Value Fund

Bridge Builder Small/Mid Cap Growth Fund

Bridge Builder Small/Mid Cap Value Fund

Bridge Builder International Equity Fund

A-1